pwc

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-233276) and Form S-8 (Nos. 333-219346, 333-182219, 333-145581 and 333-145583) of GATX Corporation, of our report dated March 30, 2020, except for the effects of the revision as described in Note 26 (not presented herein) to the consolidated financial statements appearing in Exhibit 99.1 of GATX Corporation's 2020 annual report on Form 10-K/A, as to which the date is March 30, 2021, relating to the financial statements of Alpha Partners Leasing Limited and its subsidiaries, which appears in this Form 10-K/A of GATX Corporation.

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, United Kingdom
March 30, 2022

PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH
T: +44 (0) 2075 835 000, F: +44 (0) 2072 124 652, www.pwc.co.uk